UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2011

PEBBLEBROOK HOTEL TRUST
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland		20814
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(240) 507-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2011, the Compensation Committee of the Board of Trustees (the "Compensation Committee") and the Board of Trustees (the "Board") of Pebblebrook Hotel Trust (the "Company") approved long-term equity incentive awards in the form of grants of restricted common shares of beneficial interest of the Company ("common shares"), pursuant to the Company’s 2009 Equity Incentive Plan, to Jon E. Bortz, the Company’s Chairman, President and Chief Executive Officer, Raymond D. Martz, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, and Thomas C. Fisher, the Company’s Executive Vice President and Chief Investment Officer.

Mr. Bortz received an award of 29,674 restricted common shares. Mr. Martz received an award of 14,837 restricted common shares. Mr. Fisher received an award of 14,837 restricted common shares. The grant date fair value of the awards, calculated in accordance with FASB ASC 718, is $657,279, $328,640 and $328,640, respectively. Each award will vest ratably on January 1, 2012, January 1, 2013 and January 1, 2014, provided that the recipient remains employed by the Company on each vesting date. Prior to vesting, all restricted common shares will be entitled to receive dividends paid on the Company’s common shares and will be entitled to vote. These grants represent the equity portion of 2011 compensation for each of the executive officers.

On February 9, 2011, the Compensation Committee and the Board of Trustees of the Company also approved the following compensation arrangements for 2011 for each of Messrs. Bortz, Martz and Fisher:

• Mr. Bortz is to receive an annual salary of $315,000 and a target cash bonus of $315,000;
• Mr. Martz is to receive an annual salary of $262,500 and a target cash bonus of $210,000; and
• Mr. Fisher is to receive an annual salary of $262,500 and a target cash bonus of $210,000.

For each executive, the target cash bonus is contingent on the Company meeting the management business objectives ("MBOs") approved by the Board. The actual amount of cash bonus that will be paid in 2012 for performance in 2011 could be above or below the target cash bonus and will depend on the Company’s performance relative to the agreed MBOs. The MBOs for 2011 include the Company’s achievement of specified financial performance for the Company’s hotel portfolio as compared to the Company’s underwriting of acquisitions; achievement of particular business items, such as certain capital re-investment programs and successful asset management initiatives, including expense savings or increased profitability; success in the pursuit of new hotel investments; and the successful completion of our internal control program. The MBOs have been structured to focus the executives, in part, on enhancing the return from, and value of, the Company’s portfolio of hotels.

On February 9, 2011, the Compensation Committee and the Board also approved the payment of cash bonuses to each of Messrs. Bortz, Martz and Fisher for performance in 2010 based on the MBOs for 2010. Due to the start-up nature of the Company’s operations in 2010, the MBOs for 2010 focused on achieving general business objectives, including pursuing and acquiring hotels that meet the financial, quality and other criteria for purchase by the Company, establishing a credit facility, establishing its financial, accounting, operating and asset management systems and assembling the management team, and filing the Company’s Annual Report on Form 10-K. To reward their outstanding execution of the Company’s investment strategy and capital markets activities in a challenging economic environment, and to reward exceptional outperformance relative to the MBOs for 2010, the Board awarded to each of these executives a cash bonus equal to 200% of his target cash bonus for 2010. For Mr. Bortz, the actual cash bonus for 2010 performance was $600,000, and for each of Messrs. Martz and Fisher, the actual cash bonus was $400,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST

February 11, 2011	By:	/s/ Raymond D. Martz

Name: Raymond D. Martz
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary